UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 21, 2010

Alaska Communications Systems Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-28167	52-2126573
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Telephone Avenue, Anchorage, Alaska		99503-6091
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(907) 297-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 21, 2010, Alaska Communications Systems Holdings, Inc., as Borrower, Alaska Communications Systems Group, Inc., as Parent, several banks and other financial institutions or entities, as lenders (the "Lenders"), and JPMorgan Chase Bank, N.A., as Administrative Agent entered into a Credit Agreement. The Credit Agreement provides for a $440 million first lien term loan facility (the "Term Facility"), together with a $30 million revolving credit facility (the "Revolver Facility" and together with the Term Facility, the "Credit Facilities").

The Company used proceeds of the new Term Facility to pay off its outstanding $426 million term loan and to pay closing costs and other expenses related to the transaction, with the remaining proceeds of approximately $2 million plus cash on hand available for unwinding its existing out-of-the-money interest rate swap agreements. Pricing on the Term Facility was set at LIBOR plus 4.0 percent with a LIBOR minimum of 1.5 percent, and sold at $99 per $100 of principal amount. There is also a commitment fee of 0.625% per annum on the average daily unused portion of the Revolver Facility.

The Term Facility matures on October 21, 2016 and the Revolver Facility matures on October 21, 2015, unless accelerated pursuant to an event of default or as described below. The Revolver Facility shall be available on a revolving basis during the period commencing on October 21, 2010 and ending five (5) years after the closing date, unless otherwise agreed by the required Lenders, and as described below.

The maturity date on the Credit Facilities may be accelerated in the event that the Company’s 5.75% convertible notes due 2013 are not refinanced, purchased or defeased such that no more than $25,000,000 of principal amount of such Convertible Notes are outstanding prior to December 19, 2012 and (b) the Borrower’s Senior Secured Leverage Ratio as of December 19, 2012 is greater than or equal to 2.75 to 1.00.

The obligations of each Loan Party (as defined in the Credit Agreement) in respect of the Credit Facilities and any swap agreements and cash management agreements provided by any Lender (or any affiliate of a Lender) shall be secured by a perfected first priority security interest in substantially all of its tangible and intangible assets (including, without limitation, intellectual property, real property and all of the capital stock of the Borrower and each of the Parent’s direct and indirect subsidiaries), subject to certain agreed exceptions.

The Credit Facility contains customary representations, warranties and covenants. In addition, the Credit Facility contains financial covenants by the Company that: (i) impose a maximum ratio of both total and senior secured indebtedness to EBITDA, and (ii) require a minimum ratio of EBITDA to fixed charges.

The Credit Facilities provide for events of default customary for credit facilities of this type, including non-payment, defaults on other debt, misrepresentation, breach of covenants, representations and warranties, and insolvency and bankruptcy. After the occurrence of an event of default and for so long as it continues, the Administrative Agent or the Requisite Lenders (as defined in the Credit Agreement) may increase the interest rate then in effect on all outstanding obligations by 2.0%. Upon an event of default relating to insolvency, bankruptcy or receivership, the amounts outstanding under the Credit Facilities will become immediately due and payable and the lender commitments will be automatically terminated. Upon the occurrence and continuation of any other event of default, the Administrative Agent and/or the Requisite Lenders may accelerate payment of all obligations and terminate the Lenders’ commitments under the Credit Facilities.

The foregoing description is only a summary of the provisions of the Credit Agreement and is qualified in its entirety by the terms of the agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

On October 21, 2010, the Company issued a press release announcing that it had entered into the Credit Agreement. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 regarding the Company’s entry into, and borrowings under, the Credit Agreement is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alaska Communications Systems Group, Inc.

October 26, 2010	By:	/s/ Leonard A. Steinberg

Name: Leonard A. Steinberg
Title: Corporate Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement dated as of October 21, 2010 by and among Alaska Communications Systems Holdings, Inc., as Borrower, Alaska Communications Systems Group, Inc., as Parent, several banks and other financial institutions or entities, as lenders named therein (the “Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent.
99.1	Press Release of the Company, dated October 21, 2010.